Exhibit 10.2.16

AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENT
This Amendment to Restricted Stock Unit Agreement ("Amendment") is made and entered into as of April 14, 2016 (the “Effective Date”), by and between MGIC Investment Corporation, a Wisconsin corporation (the “Company”), and the employee of Mortgage Guaranty Insurance Corporation, or one of its subsidiaries, whose signature is set forth below (the “Employee”).
INTRODUCTION
Company and Employee are parties to that certain Restricted Stock Unit Agreement (the “Agreement”), made and entered into as of January 26, 2015, pursuant to which the Company confirmed the award to the Employee of restricted stock units.
Company and Employee desire to amend the Agreement as set forth below.
Capitalized terms not otherwise defined in this Amendment shall have the meaning given in the Agreement.
The parties mutually agree as follows:
1.    Section 2(b)(i) of the Agreement is hereby amended as follows (the crossed-off language shows language that has been deleted from the original Agreement):
For each date set forth after “Time Vested RSUs Release Date” in the Base Instrument, divide the number of shares referred to after “Time Vested Restricted Stock Units” by the sum of one and the difference between the latest year set forth after “Time Vested RSUs Release Date” in the Base Instrument and the earliest year set forth thereafter. The resulting quotient, rounded down to the nearest whole RSU, is the number of Time Vested RSUs for which a Release Date shall occur on the corresponding date set forth after “Time Vested RSUs Release Date” and such date shall be the Release Date for such RSUs (and only for such RSUs), except that if after “Goal” in the Base Instrument “Applicable” appears, then such date shall be a Release Date only if the condition set forth after “Goal” applicable to such Release Date is satisfied~~, provided that if such condition is not satisfied, the number of RSUs for which a Release Date did not occur as a result thereof (the “Unreleased RSUs”), shall be added to the number of RSUs for which a Release Date shall occur on the next date on which a Release Date occurs, and provided further that if on the last date set forth after “Time Vested RSUs Release Date” in the Base Instrument, there are Unreleased RSUs, such RSUs shall be released on the earliest of the next two anniversaries of such last date on which the condition set forth after “Goal” is satisfied and such anniversary shall be a Release Date~~.

2.    Section 6(c) of the Agreement is hereby amended as follows (the underlined language shows language that has been added to, and the crossed-off language shows language that has been deleted from, the original Agreement):
Any (i) Performance RSUs for which a Release Date has not occurred by the latest date set forth after “Performance RSUs Release Date” in the Base Instrument (as such date may be extended under Paragraph 2(c) hereof) and (ii) Time Vested RSUs for which a Release Date does not occur because the condition set forth after “Goal” in the Base Instrument is not satisfied for the year prior to the year in which the Time Vested RSU Release Date is scheduled to occur,~~by the second anniversary of the latest date set forth after “Time Vested RSUs Release Date” in the Base Instrument (as such date may be extended under Paragraph 2(b) hereof),~~ shall be forfeited to the Company, unless in the case of (i) and (ii) the Committee determines otherwise as contemplated in subparagraph (a) above.

3.    Except as provided in this Amendment, the Agreement shall remain unmodified and in full force and effect.
4.    This Amendment shall be governed and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein between residents thereof.

This Amendment has been executed by the parties effective as of the Effective Date.

EMPLOYEE	MGIC INVESTMENT CORPORATION

Authorized Signer